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1                UNITED STATES BANKRUPTCY COURT
                  SOUTHERN DISTRICT OF FLORIDA
2

3                   Judge Steven H. Friedman

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     In Re:
6
                                Case No. 04-35435-BKC-SHF
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8    eCom eCom.com, Inc.,

9            Debtor.
     _______________________________
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12 CONFIRMATION HEARING

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14 March 12, 2007

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     The above entitled cause came on for hearing before the
17   HONORABLE STEVEN H. FRIEDMAN, one of the Judges in the
     UNITED STATES BANKRUPTCY COURT, in and for the SOUTHERN
18   DISTRICT OF FLORIDA, at 1515 N. Flagler Drive, West Palm
     Beach, Palm Beach County, Florida, on March 12, 2007,
19   commencing on or about 1:30 p.m., and the following
     proceedings were had:
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24      Reported By: Jacquelyn Ann Jones, Court Reporter

25         OUELLETTE & MAULDIN COURT REPORTERS
                      (305) 358-8875

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     APPEARANCES:
2

3    KLUGER PERETZ KAPLAN & BERLIN, P.L.
     By: MICHAEL D. SEESE, ESQUIRE
4    On behalf of the Debtor

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     SCHIFF HARDEN
6    By: MARK FISHER, ESQUIRE
     On behalf of American Capital Holdings
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8    OFFICE OF THE UNITED STATES TRUSTEE
     By: DENYSE HEFFNER, ESQUIRE
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10   SECURITIES AND EXCHANGE COMMISSION
     By: GORDON ROBINSON, ESQUIRE
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1   THE COURT: Thank you for your patience. eCom
    eCom.com, Inc. I'm going to attempt to set up a
2   conference call on the computer.

3   (The Court contacted Ms. Heffner and Mr. Robinson by

4   telephone.)

5         THE COURT: Ms. Heffner, good afternoon. This

6   is Judge Friedman calling you from West Palm Beach on

7   eCom eCom.com, Inc. I will ask you to hold on so that I

8   can conference in Mr. Gordon Robinson with the Security

9   and Exchange Commission.

10  Mr. Robinson, good afternoon. This is

11  bankruptcy Judge Friedman calling from West Palm Beach on

12  the matter of eCom eCom.com, Inc. I'm going to

13  conference you in with Denyse Heffner, and then from

14  there we'll proceed with the individuals who are in

15  court. If somehow I should lose you, please bear with

16  me.

17  Then we are ready to proceed. Mr. Seese.

18  MR. SEESE: Yes, sir. Thank you.

19  THE COURT: You are representing --

20  MR. SEESE: eCom, the debtor.

21  THE COURT: The debtor.

22  MR. FISHER: My name is Mark Fisher, Your

23  Honor, from Schiff Harden in Chicago. I'm pro hac vice

24  and for American Capital Holdings, the co-plan proponent.

25  THE COURT: Very well. Thank you. Nice to

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1  have you here, Mr. Fisher.

2  MR. FISHER: It's a pleasure to be here, Your

3  Honor.

4  THE COURT: Mr. Seese, are you ready to

5  proceed?

6  MR. SEESE: I am, Your Honor.

7  THE COURT: I have reviewed the certificate of

8  attorney for debtor on acceptance of the first amended

9  plan of reorganization. Unless I am misreading the

10 certificate and the attachments, it would appear that the

11 requisite numbers of votes in each class were received

12 approving the plan. In fact, in class 4, which was the

13 only class, I believe impaired --

14 MR. SEESE: There was one other class, class

15 3.

16 THE COURT: Class 3 and class 4 were both

17 impaired. Class 3 accepted 100 percent, and class 4,

18 which is equity, accepted to the extent of 99.57

19 percent.

20 MR. SEESE: That's correct, Your Honor. And

21 there were over 15 million shares voted.

22 THE COURT: Over 15 million shares voted. So

23 it would appear as though, at least in terms of the

24 votes, the requisite numbers were received.

25 Ms. Heffner, do you have any thoughts on that?

                                                            5

1  MS. HEFFNER: Your Honor, it certainly appears

2  as though the creditors, as well as whatever equity is

3  left, has voted to accept the plan.

4  THE COURT: And Mr. Robinson, do you have any

5  comment on that?

6  MR. ROBINSON: Yes, I would like to speak, if I

7  could, for just a moment about the uniqueness of this

8  case. Your Honor has noted, and the reason I'm appearing

9  is that the SEC generally frowns on the trafficking in

10 public company shells such as this.

11 THE COURT: Yes.

12 MR. ROBINSON: This particular case is unique,

13 and that is why we've not filed an objection to

14 confirmation. The gravamen of Federal securities law is

15 full disclosure, and here counsel has cooperated fully.

16 They have included by way of disclosure everything we

17 have asked for, including the fact that the shares may

18 not be transferable, because this is a blank check

19 company.

20 Under the circumstances, we still might have an

21 objection, because most companies that come into the

22 bankruptcy courts at this stage are delinquent in their

23 periodic public reports. eCom is not, it is current,

24 which is extraordinarily unique.

25 In fact, I checked this morning and found that

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1  all their filings were in order, and that they are still

2  trading on Big Sheets, LLC. They are trading within a

3  narrow band of value and very low volume, none of which

4  particularly bothers us. There are not great big spikes

5  in their trading, big spikes in volume. So even though

6  the commission is not terribly fond of blank checks,

7  sometimes we just have to hold our nose and let them go.

8  THE COURT: And this would be such a case.

9  MR. ROBINSON: This would be one of those

10 unique cases. Again, counsel here has done absolutely

11 everything we've asked for, and we're confident that they

12 are highly sophisticated and understand the requirements

13 going forward.

14 THE COURT: Thank you very much. Mr. Seese, do

15 you have anything to add on the issue of confirmation?

16 MR. SEESE: Well, I thank Mr. Robinson for his

17 comments. I can tell Your Honor, I appreciate what Mr.

18 Robinson has said, and we have represented to the Court

19 on several occasions that we have attempted to fully

20 cooperate with the SEC and address all of their concerns,

21 and have included them in the disclosure statement

22 process and have circulated for review to make sure that

23 we had all of their issues addressed.

24 Your Honor, I know it's approaching 3:00 and we

25 were set for 1:30, and there are other people in the

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1  courtroom. There are two ways that we can proceed. If

2  Your Honor is okay with that, I can give you the long

3  version, or I can give you the short version that just

4  proffers the elements that are necessary to comply with

5  1129. Your Honor has already addressed the fact that we

6  have the required acceptances under the Code, I think

7  overwhelming acceptances, both for the plan and the

8  releases contained therein.

9  We have the confirmation affidavit, which is

10 what I would proffer to the Court. Mr. Richmond, who is

11 in court today, he is the acting CEO by order of this

12 Court. I would proffer his testimony through the

13 confirmation affidavit, ask Your Honor to take judicial

14 notice of the affidavit as compliance with the elements

15 under 1129(a) for purposes of confirmation, and then

16 conclude with the matters that are outstanding and how

17 that impacts the effective date of the plan under the

18 plan.

19 MR. FISHER: I believe the confirmation

20 affidavit is attached to Mr. Seese's certificate, Your

21 Honor.

22 THE COURT: I just don't remember where I saw

23 it. I have it.

24 MR. SEESE: I simply don't want to

25 unnecessarily take up your time, Judge.

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1  THE COURT: No. And Mr. Fisher, you're

2  comfortable with this?

3  MR. FISHER: I believe, Your Honor, that it

4  covers all the requirements of 1129.

5  THE COURT: I reviewed the affidavit, and it

6  does seem to touch upon all the elements under 1129.

7  If no one is taking issue with the confirmation

8  affidavit filed by Mr. Richmond, then I suppose I should

9  hear from other parties who are in the courtroom. Are

10 there any parties on eCom eCom.com who wish to be heard?

11 There being none to come forward, I will then confirm the

12 debtor's first amended Chapter 11 plan.

13 Mr. Seese, you'll submit the appropriate

14 order.

15 MR. SEESE: Yes, I will, Your Honor.

16 THE COURT: Now then according to my calendar,

17 that leaves for consideration the final fee application

18 and reimbursement of expenses filed by Kluger, Peretz,

19 Kaplan and Berlin as counsel for the debtor.

20 MR. SEESE: Yes, Your Honor. Before we address

21 the fee application, there are a couple of outstanding

22 matters that I would like to bring to Your Honor's

23 attention.

24 THE COURT: Very well.

25 MR. SEESE: There are a couple of pending

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1  matters. Both the debtor and American Capital Holdings,

2  the co-proponent of the plan had filed a joint objection

3  to claims. The deadline to respond to those objections

4  has expired within the meaning of the Code and the local

5  rules. We filed a certificate of no response last week

6  and have submitted the order to Your Honor, and I believe

7  that was Thursday or Friday that we did that.

8  There were three claims for which creditors and

9  or equity security holders responded. One is a security

10 holder, a shareholder named Patricia Finch-Junk

11 (phonetic), and she simply filed an objection saying that

12 she wanted her money back. The amount of money is

13 $584.88. We have reserved for that sum.

14 Clinton Partners filed a claim that was a

15 letter, it was addressed to Your Honor. They had

16 original claim, I think it was about $34,000, that had

17 been reduced down to about $21,000. We have settled with

18 them. They will have an allowed claim and will be

19 permitted to convert to equity under the plan as the

20 other unsecured creditors, and we will file a 9019 motion

21 this week with the court in order to attain approval

22 of that.

23 And then lastly, Barbara Pania had filed a

24 claim with the court. We had objected. They had

25 responded. And they are represented by Mr. Abrams, Tom

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1  Abrams, if Your Honor will recall. We have settled with

2  them.

3  The 9019 motion was filed with the court, and

4  the objection period expires today. We don't anticipate

5  any objections being filed. The settlement was fully

6  discussed in the disclosure statement, and so we will be

7  submitting a certificate of no response and a proposed

8  order to Your Honor.

9  Lastly, class 1 is the unsecured priority

10 claims. There was one claimant, Mr. Rick Turner, who is

11 in court today, who has a claim for $4,650. We would

12 like to amend the plan on the record to provide, it was

13 inadvertence on my behalf, that the class 1 holder has

14 the right to elect to receive stock under the plan, and

15 he has elected to do so and can affirm that with Your

16 Honor. And so we are seeking to make a modification to

17 the plan to provide that class 1, like class 3, has the

18 ability to elect or receive stock, and we did include

19 that as part of the confirmation order.

20 THE COURT: And Mr. Turner is here?

21 MR. SEESE: Yes. He's in the courtroom, Your

22 Honor.

23 THE COURT: And Mr. Turner, that is an accurate

24 statement that you wish to convert your claim to an

25 equity claim?

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1  MR. TURNER: That's correct.

2  MR. SEESE: Lastly, Your Honor, I know I said

3  lastly before, one more time, the effective date was

4  originally slated under the plan to be when the

5  confirmation order goes final.

6  What I would like to do is just simply modify

7  on the record to provide that the effective date of the

8  plan will go final once we have the order on the Pania

9  settlement, once we have the order on the Partners

10 settlement, and then we again will reserve for the

11 shareholder who objected, so I don't think that that

12 needs to hold anything up. But that should take maybe 20

13 or 25 days. So we would simply modify the plan to

14 provide instead of 11 days, it would be 20 or 25 days at

15 the most.

16 As far as U.S. Trustee fees, the debtor is

17 current on all DIP reports through 12/31/06. They are

18 current on U.S. Trustee fees through 12/31/06. We have a

19 check for the first quarter '07 payment for $250, which

20 is not yet due.

21 The funds that were provided for under the

22 plan, ACH is in court, Mr. Richmond is here, and we

23 believe that there are sufficient funds on hand to meet

24 the expenses contemplated under the plan, and I believe

25 that covers everything that I wanted to address with Your

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1  Honor.

2  And now I'm prepared to get into the fee

3  application if Your Honor is ready.

4  THE COURT: Before I do, let me inquire, Ms.

5  Heffner, is there anything you would like to add or

6  inquire about?

7  MS. HEFFNER: Your Honor, I'm blown away by Mr.

8  Seese. No, I do not object to the continuance of the

9  effective date for what would be probably about two

10 weeks. We do need reports for, I think January and

11 February, but I'm not worried about that at this time.

12 The case isn't actually closing, it is the firm, and

13 I think we're ready to go on to the fee applications.

14 THE COURT: Very well. Mr. Fisher, do you wish

15 to add anything?

16 MR. FISHER: I do not, Your Honor. I believe

17 that we've made a record for feasibility here. I have in

18 my pocket the cashier's checks that have to be

19 distributed that we'll give over for that once the plan

20 becomes effective, so we're ready to go with respect to

21 that distribution.

22 THE COURT: And Mr. Robinson?

23 MR. ROBINSON: Your Honor, I think they have

24 covered everything. Thank you.

25 THE COURT: Then I will confirm the debtor's

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1  Chapter 11 plan. Congratulations, Mr. Seese.

2  MR. SEESE: Thank you, Your Honor.

3  THE COURT: And you'll submit the confirmation

4  order.

5  MR. SEESE: Yes, sir.

6  THE COURT: That confirmation order will

7  include the changes in status of Mr. Turner, I believe,

8  and any other changes that you've mentioned.

9  MR. SEESE: Yes, sir. And I'm happy to

10 circulate a draft to Mr. Fisher, as well as Ms. Heffner

11 and Mr. Robinson, for their review.

12 THE COURT: Very well. That's fine. Then we

13 can move on to the fee application.

14 MR. SEESE: Yes, sir.

15 Your Honor, my firm filed a, it's the only fee

16 application that was filed in this case, it's for the

17 period ending January 31, 2007. The fees were

18 approximately $124,000. We have agreed with the debtor

19 to reduce our fee application to $120,000. We hold a

20 $65,000 retainer. American Capital Holdings, in

21 accordance with the plan, is putting up another $35,000.

22 We will accept a payment of $100,000, with the balance to

23 be paid over the next four months, $5,000 per month. And

24 we reserve the right to file a supplement fee application

25 to capture our fees for February 1 through the

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1  confirmation hearing, although I don't suspect they're

2  much, the last I checked it was about $3500, but that was

3  for the month of February. So maybe that will double the

4  hearing up for confirmation. And then those will be paid

5  in the fifth month following the effective date.

6  There were no objections filed to the fee

7  application, and therefore, we would ask Your Honor to

8  approve same. I do not have an order with me today, I

9  apologize, but I will be happy to upload it in the near

10 future.

11 THE COURT: So then the fee would be allowed

12 for $120,000.

13 MR. SEESE: Yes, sir.

14 THE COURT: Your firm received a $65,000

15 retainer.

16 MR. SEESE: Yes, sir.

17 THE COURT: So then the fee order will provide

18 that your firm will receive an additional $35,000, and

19 the source of those funds will be --

20 MR. SEESE: American Capital Holdings, the

21 co-proponent of the plan.

22 MR. FISHER: This is all part of the exit

23 financing was provided for in the plan, in essence they

24 put it up and it will be turned into equity at the same

25 rate that the unsecured creditors are getting.

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1  THE COURT: Very well. And then the order will

2  further provide that the remaining $20,000 would be paid

3  how?

4  MR. SEESE: $5,000 per month in each of the

5  next four months following the effective date, with any

6  supplemental fees awarded to be tacked on at the end.

7  THE COURT: Plus reimbursement of expenses in

8  the amount of $364.74.

9  MR. SEESE: I think that's correct, Your Honor,

10 it's a few hundred dollars. I did not bring my binder up

11 with me.

12 THE COURT: That's what was reflected in the

13 fee application.

14 MR. SEESE: Yes. That would be through the end

15 of January 31, yes, sir.

16 THE COURT: Actually, the fee order should

17 reflect that the gross amount of the fees allowed, less

18 the retainer, and then the same would go for the

19 expenses.

20 MR. SEESE: Yes, sir. And I will circulate

21 that order as well.

22 THE COURT: Very well. Mr. Robinson, any last

23 comments?

24 MR. ROBINSON: Your Honor, I'm just surprised

25 that Mr. Seese doesn't want to elect to accept stock.

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1  THE COURT: No comment. Ms. Heffner.

2  MS. HEFFNER: Your Honor, I have no objection.

3  I want to point out the comments made by Mr. Robinson

4  earlier about the sophisticated and very good work that

5  the attorney did in complying with difficult SEC

6  regulations, and I think certainly the fees may be

7  deserved.

8  MR. FISHER: There's one other matter which

9  will happen in the same time frame. The auditors

10 that have kept this company reporting currently will file

11 their fee application also, which will be heard within

12 that same period, and so that Your Honor will review

13 their fees.

14 MR. SEESE: The Weisnik (phonetic) firm did not

15 file a final fee application in accordance with the

16 order. There was a provision in the plan that provided

17 that final fee applications would be filed within ten

18 days of the effective date. It was inadvertence when

19 they didn't file it, and so we would only ask that we be

20 permitted to file their fee application as well to

21 encompass the fees that they have incurred during this

22 case, and those too would be paid as part of the new

23 funding by American Capital Holdings in accordance with

24 the plan.

25 THE COURT: I would need to hold a hearing on

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1  that.

2  MR. SEESE: Yes, sir. And we have advised them

3  on that.

4  THE COURT: So then what I will ask you to do,

5  Mr. Seese, is, when that fee application is filed, to

6  move matters along, please get in touch with my courtroom

7  deputy, Ms. Klopp, to expedite the scheduling of the

8  hearing, at least so it gets set -- it still will need to

9  be set on no less than 20 days notice.

10 MR. SEESE: Yes, Your Honor.

11 MR. FISHER: We'll take care of that.

12 MR. SEESE: Thank you very much for your

13 accommodating us. You've been very patient, and we're

14 finally there, and we thank you very much.

15 THE COURT: If I gave you a quarter, would you

16 call my wife and tell her that.

17 MR. SEESE: Only if I can get a transcript or

18 excerpt of Ms. Heffner's comments on my fees.

19 THE COURT: Ms. Heffner, anything further?

20 MS. HEFFNER: No, nothing further, Your

21 Honor.

22 THE COURT: And nothing from you, Mr. Robinson?

23 MR. ROBINSON: No. Thank you, Your Honor, for

24 accommodating us by telephone today.

25 THE COURT: I thank you all very much. Very

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1  well done, Mr. Seese, and I appreciate your being here

2  also, and I'm very pleased at the outcome.

3  MR. FISHER: Thank you very much.

4  MR. SEESE: Thank you, Your Honor. It's a

5  pleasure.

6  MS. HEFFNER: Thank you, Your Honor.

7  (The proceedings were concluded.)

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1                C E R T I F I C A T E.

2

3  The State of Florida )

4  County of Palm Beach )

5

6          I, JACQUELYN ANN JONES, Court Reporter, certify

7  that I was authorized to and did stenographically report

8  the foregoing hearing; and that the transcript is a true

9  record of my stenographic notes.

10 I further certify that I am not a relative,

11 employee, attorney or counsel of any of the parties, nor

12 am I a relative or employee of any of the parties'

13 attorney or counsel connected with the action, nor am I

14 financially interested in the action.

15

16           In witness whereof I have hereunto set my hand

17 and seal this 13th day of March, 2007.

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19                              ___________________________

20                                 JACQUELYN ANN JONES

21                              Commission No. CC 995956

22                               Expires Feb 18, 2009

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